Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 33-28609; 33-45453; 33-61441; 333-08721; 333-61163; 333-86863; 333-86869; 333-72904; 333-104955; 333-118761; 333-126788; 333-146646, 333-162635; 333-176602; 333-182609 and 333-191966) and on Form S-3 (File Nos. 333-34674; 333-68922; 333-91888, 333-150538; 333-183221 and 333-193321) of Legg Mason, Inc. of our report dated May 23, 2014 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCooopers LLP
Baltimore, Maryland
May 23, 2014